Exhibit 5.2

[LETTERHEAD OF MORRISON & FOERSTER LLP]

August 20, 2009

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Re: Raymond James Financial, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Raymond James Financial, Inc., a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) a registration statement on Form S-3 (Registration No. 333-159583) (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of the Company’s debt securities, warrant, purchase contracts, preferred stock, depositary shares representing fractional interests in preferred stock, and common stock, as well as units comprised of two or more of these securities or debt or equity securities of third parties, (ii) the prospectus dated May 29, 2009 forming a part thereof, together with the documents incorporated therein by reference, (iii) the preliminary prospectus supplement in the form filed with the Commission pursuant to 424(b) under the Securities Act on May 13, 2009, and (iv) the final prospectus supplement dated August 13, 2009 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 14, 2009 in connection with the offering by the Company of $300,000,000 aggregate principal amount of 8.60% Senior Notes due 2019 (the “Securities”).

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued and are fully paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to your filing a copy of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on August 20, 2009, and we further consent to the use of our name under the heading of “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP

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